Exhibit 11

Schedule of Computation of Net Income Per Share (Unaudited)

                                Year Ended September 30,
           Primary                 1998          1997

Net income                      $1,967,078    $1,476,346

Less - preferred stock
dividends                          (89,401)      (72,469)

Net income for primary income
per Common Share                $1,877,677    $1,403,877

Weighted average number of
Common Shares outstanding
during the year                  7,447,705     7,257,720

Primary income per Common       $      .25    $      .19
Share


        Fully Diluted

Net income for primary income
per Common Share                $1,877,677    $1,403,877

Add - dividends on
convertible preferred stock         89,401        72,469

Net income for fully diluted
net income per share            $1,967,078    $1,476,346

Weighted average number of
shares used in calculating
primary income per common
share                            7,447,705     7,257,720

Assuming conversion of
convertible preferred stock
  (weighted average)               470,196       410,369

Weighted average number of
common shares outstanding
as adjusted                      7,917,901     7,668,089

Fully diluted earnings per
common share                    $     .25     $      .19
